Consolidated Graphics
Financial Results–December Quarter — 3Q 2007 Conference Call
Wednesday, February 7, 2007

Financial Dynamics:

Thank you and good morning. Welcome to the Consolidated Graphics Conference Call. During the call, management will discuss the Company’s results for the Third quarter ended December 31, 2006. You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.cgx.com and a subsequent archive will be available. Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

In addition, during the course of this call, management of the Company may reference certain non-GAAP financial performance measures. Managements’ opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures for historical periods are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer. Joe, you may begin.

Joe Davis:

Thank you and good morning. With me on the call today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released record results for our third quarter ended December 31. I will review the highlights from these results, but first I would like to express my appreciation to all of our employees, particularly our company presidents, who have worked hard to achieve these results. We have a great company with many good things happening right now. We are the clear industry leader in the general commercial printing industry and are expanding that position through strong internal growth and acquisitions. Importantly, we continue to leverage our sales growth into an even greater rate of growth in earnings. Our annual report theme this year was all about being “Remarkable” and that’s what we are focused on – using remarkable capabilities and technology to provide remarkable solutions to remarkable customers.

Our results in the December quarter included record revenue and diluted earnings per share. Revenues for the quarter were $269.6 million, up $43.4 million, or 19% from the same quarter a year ago, reflecting an internal growth rate of 15%, including 6% attributable to election-related printing. Acquisitions contributed an additional 4%. For the nine months, sales were up 13% to $742.3 million.

While I am very pleased with our sales growth, I am even more pleased that we were able to leverage our sales growth into very strong growth rates in diluted earnings per share. For the December quarter, we achieved a 65% increase in diluted earnings per share to a record $1.17 from $.71 a year ago. And for the nine months, our diluted earnings per share was $3.14, representing a 59% increase from a year ago.

Our earnings per share improvement is a result of the significant increase in operating margin we have achieved this year. Operating income in the December quarter was up 57% to $27.2 million, with operating margins of 10.1% compared to 7.7% last year. For the nine months, operating income was up 49% to $73.5 million, with operating margins at 9.9% compared to 7.5% in the year ago period.

As I said a moment ago, we continue to have a number of very positive things happening at Consolidated Graphics. To illustrate this point and to provide additional insight into this quarter’s performance, I will first discuss the key drivers of our solid sales performance. The foundation of our sales growth is the aggregation of our many strategic advantages, including our unmatched geographic footprint, comprehensive capabilities, and superior CGXSolutions technology. We believe that we continue to capture incremental market share, particularly in the fast-growing, rapidly evolving digital printing market.

Our internal sales growth this quarter was attributable to solid growth in National Sales and CGXSolutions, a robust seasonal impact, and higher-than-expected election-related printing. National Sales and CGXSolutions combined to generate sales of $38.3 million, reflecting a growth rate of 26% in the December quarter and representing 14% of our total sales. I’ll repeat what I’ve said on previous calls. Our customers want the kinds of technology and outsourcing solutions we can very well deliver. Our success rate in winning new national accounts is terrific. I reported last quarter that we have expanded our national sales team in response to this success and the continuing opportunities we are seeing. I remind you that, because the local operating companies take the customer service lead after we win any National Account, our National Sales team works hand-in-hand with our local operating companies in responding to opportunities. I am very pleased with the teamwork between our National Sales team and our operating companies and believe it is a critical element of the competitive advantage we have.

In the December quarter, our internal growth was also boosted from stronger-than-expected sales related to seasonally-based promotional and marketing campaigns, particularly for our customers in the consumer products and financial services sectors. A significant portion of this business involves one-to-one marketing utilizing variable data printing. We now have over 100 state-of-the-art digital presses throughout our organization, 28 of which are the Kodak NexPress, Xerox iGen3 and HP Indigo 5000. When integrated with the capabilities of CGXSolutions, we are capable of providing a level of service – in terms of size and complexity – that is very difficult to match. Similar to our position with respect to traditional offset sheetfed presses, we have an industry-leading position in state-of-the-art digital printing.

Election-related printing was also a key component of our internal growth in the December quarter, contributing $13.9 million and representing a contribution rate of 6% to internal growth. This significantly exceeded our expectations following the September quarter and demonstrates both the market penetration we have achieved and also the rapid-fire nature of this type of business. Our level of business mushroomed late in October and sustained all the way through the weekend before the elections. I was very pleased to see that our reputation for providing the ultra-high levels of service and responsiveness demanded by this market made us the preferred provider as crunch time arrived for many stakeholders involved in elections, including those needing ballots, voter information booklets and campaign materials. The significant resources we dedicated to develop our presence in this market has certainly paid off.

Turning to operating margin for a moment, I am pleased with the strong improvement shown in the current year. This improvement is a result of many things which individually contributed to a strong overall outcome. Specifically, our emphasis on purchasing beginning about a year ago has paid dividends. The corporate purchasing team that has been assembled has helped us improve our purchasing advantages across a number of areas, including paper and freight. For example, we now offer a high-quality Consolidated Graphics’ branded printing paper under the name Inspire. I am pleased to report that this has been very well-received by our customers. The purchasing team continues to identify new opportunities to tackle and will continue to make an important contribution to our operating margin leverage.

Other factors in our margin expansion include our ability to invest in new equipment and technology. In most circumstances new equipment and technology is more efficient than equipment that it may be replacing. We have a huge technology advantage and are committed to maintaining this advantage going forward.

Also contributing to our margin improvement is a measurable improvement in performance at certain of our companies where new management has been installed. We have a deep and growing talent pool in the form of our Leadership Development Program from which many of our new presidents emerge. We now have 296 total associates in the Leadership Development Program, 17 of whom are company presidents today. All of our associates make a great contribution to our company. I am very proud of this program and the many individual success stories associated with it.

Finally, our acquisition momentum is strong. On January 2, we completed the acquisition of Annan & Bird Lithographers near Toronto and yesterday we announced that the acquisition of The Hennegan Company near Cincinnati has been completed. Both of these companies have an outstanding reputation, very impressive customer list, and a strong management team. Each will complement our existing operations and should also benefit from the resources that we have to offer. I look forward to working with the management and employees at both of these companies. We are proceeding with due diligence and legal work on our previously announced letter of intent with Global Group in Fort Worth. In addition, our acquisition pipeline remains sizeable. Although down from last quarter reflecting the letter-of-intent and then completion of the Hennegan acquisition, our current pipeline is comprised of companies whose total revenue exceeds $400 million. As always, we remain very disciplined in our evaluation of acquisition prospects, focusing on well-run, highly regarded general commercial printing companies in both new and existing markets. The ability to introduce our technology advantage to their customers and our ability to support capital investments is very attractive to prospective acquisition candidates.

Looking ahead to the December quarter, we expect sales and diluted earnings per share to again increase significantly over the prior year. We are projecting revenues of $255 million for the March quarter, representing an increase of 15% including contribution from Annan & Bird and Hennegan. Overall, we project $1.03 in diluted earnings per share, an increase of 39% from the prior year. I will now turn the call over to Chris Colville to provide you with additional financial information.

Chris Colville

Thank you, Joe and good morning. As a reminder, earlier this morning we filed with the Securities and Exchange Commission the basis for our use and reconciliations of certain non-GAAP financial measures, including Adjusted Operating Margin, EBITDA, EBITDA Margin and Free Cash Flow. Please refer to this filing for additional information.

We had very strong cash flow in the December quarter. Operating Cash Flow was $42.9 million. This was used in part to reduce our outstanding debt by $26.2 million during the quarter. At December 31, 2006 our total debt outstanding was $94.5 million, consisting of $29.5 million of floating rate bank debt bearing interest at 6.5% and $65.0 million of principally fixed rate debt bearing interest at 5.8%. Our total debt outstanding at the end of the March quarter will of course increase sharply as a result of our recently completed acquisitions and any other acquisitions which may be completed in the quarter. Initial borrowings totaling $66.9 million were made in connection with these acquisitions, as detailed in our recent SEC filings.

Continuing with cash flow and investment of cash flow, we spent $10.2 million on new technology and equipment in the December quarter, meaning Free Cash Flow was a robust $32.7 million for the quarter. We continue to project that full fiscal year capital expenditures will be $35 million.

We also continued to execute on our previously announced share repurchase program by acquiring 41,344 shares for $2.6 million. The current board of director authorization for additional share repurchases is $43.6 million; however, as in the past, the determination to repurchase additional shares will be based on our ongoing evaluation of many factors, including sufficient liquidity to make acquisitions.

EBITDA in the December quarter was $38.8 million, up $8.9 million, or 30%, from a year ago and representing an EBITDA margin of 14.4%. EBITDA for the last twelve months totaled $136.9 million, representing a 14.2% EBITDA margin on last twelve month revenues of $964.1 million. At our projected earnings level of $1.03 diluted earnings per share in the March quarter, EBITDA is projected to be approximately $37 million, increasing trailing twelve-month EBITDA to $146 million.

Filling in for you the remaining components of our estimates for the March quarter, we project operating margins of 9.7% reflecting slight margin dilution resulting from our acquisitions We project interest expense at $2.1 million and an effective tax rate of 36.4%. We are using a weighted average of 14.0 million fully diluted shares outstanding in our projections.

I will now turn the call back over to Mr. Davis.

Joe Davis:

Thank you Chris. In summary, we had outstanding results in the December quarter. We continue to be very optimistic about our ability to continue growing the top-line profitably. With an unmatched national footprint, superior technology and a strong balance sheet, we are in an excellent position to further grow market share and expand our industry leading position.

Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you. We appreciate the continued support of our customers, our employees and our shareholders and look forward to reporting to you on March results. Thank you for your interest today.